EXHIBIT 99.1

For Immediate Release

For more information:

Rex S. Schuette

Chief Financial Officer

(706) 781-2266

Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES

$50 MILLION STOCK REPURCHASE PROGRAM

BLAIRSVILLE, GA – March 22, 2016 – United Community Banks, Inc. (Nasdaq: UCBI) (“United”) announced that its Board of Directors has authorized a new stock repurchase program of up to $50 million of its outstanding common shares that may be acquired through December 31, 2017. United had approximately $9.6 billion in total assets with shareholders’ equity in excess of $1.0 billion as of December 31, 2015.

In announcing the new stock repurchase program, Jimmy Tallent, United’s chairman and chief executive officer, commented, “the stock buyback plan reaffirms our confidence in the company’s strategy and long-term growth potential and is an appropriate capital management tool to have in place given our strong capital position. It also demonstrates our ongoing commitment to delivering value to our shareholders.”

The shares may be repurchased periodically in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws, and the program may be suspended or discontinued at any time without notice. The actual timing, number and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of United’s stock, general market and economic conditions, and applicable legal requirements. Repurchased shares will become treasury shares and may be utilized for general corporate purposes.

About United Community Banks, Inc.

United Community Banks, Inc. (UCBI) is a bank holding company based in Blairsville, Georgia, with $9.6 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the Southeast’s largest full-service banks, operating 134 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in personalized community banking services for individuals, small businesses and corporations. United Community Bank offers a full range of consumer and commercial banking services including mortgage, advisory, treasury management and other products. In 2014 and 2015, United Community Bank was ranked first in customer satisfaction in the southeast by J.D. Power and again in 2016 was ranked among the top 100 on the Forbes list of America’s Best Banks. Additional information about the company and the bank’s full range of products and services can be found at www.ucbi.com.

Safe Harbor

This news release contains forward-looking statements, as defined by federal securities laws, including statements about United’s financial outlook and business environment. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. For a discussion of some of the risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to United’s filings with the Securities and Exchange Commission including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Forward-Looking Statements” and “Risk Factors.” Forward-looking statements speak only as of the date they are made, and United does not undertake any obligation to update or revise forward-looking statements.